                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported) October 1, 2001
                                                         ---------------

                         FIRSTFED AMERICA BANCORP, INC.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

      Delaware                         1-12305              04-3331237
      --------                         --------             ----------
(State or other Jurisdiction of      (Commission          (IRS Employer
incorporation or organization)        File Number)        Identification No.)

                 ONE FIRSTFED PARK, Swansea, Massachusetts 02777
                 -----------------------------------------------
                    (Address of principal executive offices)

                                 (508) 679-8181
                                 ---------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)

ITEM 5.     OTHER EVENTS.
            ------------

      On October 1, 2001, FIRSTFED AMERICA BANCORP, INC. ("FIRSTFED"), a Delaware corporation and the holding company of First Federal Savings Bank of America ("First Federal"), a federally-chartered savings bank, entered into an Agreement and Plan of Merger, dated as of October 1, 2001 (together with exhibits attached thereto, the "Agreement"), with People's Bancshares, Inc. ("People's"), a Massachusetts corporation and holding company for People's Savings Bank of Brockton, a Massachusetts-chartered savings bank ("People's Savings"). The Agreement provides, among other things, that People's will merge with and into FIRSTFED with FIRSTFED being the surviving entity (the "Merger"). Concurrently with the Merger, People's Savings will merge with and into First Federal, with First Federal being the surviving entity.

      Pursuant to the Agreement, each share of People's common stock, par value $.10 per share ("People's Common Stock"), issued and outstanding immediately before the Effective Date (as defined in the Agreement) will be converted into and become the right to receive, at the election of the holder (i) $22.00 in cash, without interest or (ii) 1.2644 shares of FIRSTFED common stock par value $.01 per share (and cash in lieu of any fractional share). The elections of People's stockholders will be subject to the requirement that 55% of People's Common Stock be exchanged for cash and 45% be exchanged for FIRSTFED common stock.

      People's can terminate the Agreement if, during a specified measurement period, FIRSTFED common stock declines in value more than by a certain percentage and also declines in value by a certain percentage in relation to the value of a specified index of peer institutions. However, if People's terminates the Agreement under such circumstances, FIRSTFED can require People's to proceed with the transaction by increasing the exchange ratio to a specified level. Additionally, if the value of FIRSTFED common stock increases by more than 20%, the value of the FIRSTFED shares to be exchanged for People's Common Stock would equal $26.40 divided by the average price of FIRSTFED common stock over a specified period.

      The Merger is intended to be structured as a tax-free reorganization. Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the Agreement by the stockholders of both companies and by the appropriate regulatory agencies.

      Under certain circumstances, if the Agreement is terminated by either party before the consummation of the Merger, People's may be required to pay FIRSTFED, in cash, $3.0 million. A copy of the Agreement is attached hereto as
Exhibit 2.1.

      In connection with the execution of the Agreement, People's and FIRSTFED entered into a stock option agreement, dated as of October 1, 2001 pursuant to which FIRSTFED has the right, under certain specified circumstances, to purchase up to 647,197 shares of People's Common Stock, subject to certain adjustments, at a price per share of $22.00. A copy of the Stock Option Agreement is attached hereto as Exhibit 10.1.

      The Agreement and the Stock Option Agreement are incorporated by reference and the foregoing description of those documents and the transactions contemplated thereby are qualified in their entirety by reference to those exhibits.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
            ------------------------------------------------------------------

            (c)   Exhibits: The following exhibits are filed as part of this report:

            EXHIBIT NO.       DESCRIPTION
            -----------       -----------

            2.1 Agreement and Plan of Merger, dated as of October 1, 2001, by and between FIRSTFED AMERICA BANCORP, INC. and People's Bancshares, Inc.

            10.1 Stock Option Agreement, dated as of October 1, 2001, by and between People's Bancshares, Inc., as issuer, and FIRSTFED AMERICA BANCORP, INC., as grantee.

CONFORMED                         SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: October 2, 2001               By: /s/ Robert F. Stoico
                                         ---------------------------------------
                                         Robert F. Stoico
                                         Chairman, President and Chief Executive
                                         Officer